SCHEDULE A

Executive Officers & Directors of Karpus Management, Inc., d/b/a Karpus Investment Management

Name	Position & Present Principal Occupation	Business Address	Shares Owned

Kathleen Finnerty Crane	Chief Financial Officer	183 Sully’s Trail, Pittsford, New York 14534	175 Shares
Daniel Lee Lippincott	President and Chief Investment Officer	183 Sully’s Trail, Pittsford, New York 14534	0 Shares
Jodi Lee Hedberg	Chief Compliance Officer	183 Sully’s Trail, Pittsford, New York 14534	0 Shares

SCHEDULE B

Transactions in the Shares in the past sixty (60) days.

Nature of the Transaction	Shares Purchased/(Sold)	Price Per Share($)	Date of Purchase / Sale

KARPUS MANAGEMENT, INC., D/B/A/ KARPUS INVESTMENT MANAGEMENT
(THROUGH THE ACCOUNTS)

Purchase of Common Stock	10,100	$8.34	11/17/2025
Purchase of Common Stock	37,085	$8.30	11/26/2025
Purchase of Common Stock	21	$8.34	11/28/2025
Sale of Common Stock	(375)	$8.29	12/2/2025
Sale of Common Stock	(1,675)	$8.31	12/3/2025
Purchase of Common Stock	570	$8.26	12/4/2025
Purchase of Common Stock	2,417	$8.28	12/5/2025
Purchase of Common Stock	17,910	$8.25	12/8/2025
Purchase of Common Stock	12,112	$8.25	12/9/2025
Purchase of Common Stock	21,381	$8.24	12/10/2025
Purchase of Common Stock	32,337	$8.26	12/11/2025
Purchase of Common Stock	6,344	$8.24	12/12/2025
Purchase of Common Stock	3,088	$8.24	12/15/2025
Purchase of Common Stock	11,767	$8.24	12/16/2025
Purchase of Common Stock	8,803	$8.22	12/17/2025
Purchase of Common Stock	723	$8.21	12/18/2025
Sale of Common Stock	(600)	$8.25	12/19/2025
Sale of Common Stock	(400)	$8.27	12/22/2025
Purchase of Common Stock	425	$8.20	12/23/2025
Purchase of Common Stock	51,812	$8.25	12/26/2025
Sale of Common Stock	(350)	$8.24	12/30/2025
Purchase of Common Stock	21	$8.25	12/31/2025
Purchase of Common Stock	3,058	$8.20	1/5/2026